UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): October 21, 2005

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-05571 (Commission File Number)	75-1047710 (IRS Employer Identification No.)

Mail Stop CF3-201, 300 RadioShack Circle, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (817)415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_           Written communications pursuant to Rule 425 under the Securities Act

_          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

_          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

_          Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act

Item 2.02 Results of Operations and Financial Condition.

On October 21, 2005 RadioShack Corporation (the “Company”) issued a press release containing certain information with respect to its third quarter 2005 financial results. A copy of the press release is attached as Exhibit 99.1.

In the press release, the Company utilized a non-GAAP financial measure to present the Company’s estimated 2005 free cash flow guidance. The Company’s management believes that free cash flow is an appropriate indication of the Company’s ability to fund share repurchases, repay maturing debt, change dividend payments or fund other uses of capital that management believes will enhance stockholder value. Management does not intend the presentation of this non-GAAP financial measure to be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 21st day of October, 2005.

RADIOSHACK CORPORATION /s/ David S. Goldberg ------------------------------------------ David S. Goldberg Vice President - Law, Corporate Secretary and Acting General Counsel

EXHIBIT INDEX

Exhibit No.

99.1         Press Release, dated October 21, 2005.

          Exhibit 99.1

          October 21, 2005
RSH-2005-037

For further information contact: James M. Grant, Senior Director, Investor Relations (817) 415-7833 investor.relations@radioshack.com	Kay Jackson, Senior Director, Public Relations (817) 415-3300 Media.relations@radioshack.com

   RadioShack Corporation Announces Third Quarter 2005 Financial Results
Total Sales Up 8%; Earnings Accelerate Due to Non-Recurring Gain

Fort Worth, Texas — October 21, 2005 — RadioShack Corporation (NYSE: RSH) today announced net income of $108.5 million or $0.75 per diluted share for the quarter ended September 30, 2005 versus net income of $69.7 million or $0.43 per diluted share for the quarter ended September 30, 2004. Third quarter 2005 net income was favorably impacted by a non-cash, non-recurring gain of $56.5 million or $0.39 per diluted share due to the reversal of a tax contingency reserve.

Total sales in the third quarter of 2005 were up 8% to $1,194.7 million, compared to total sales of $1,101.5 million for the previous year. Third quarter 2005 comparable store sales were up 1% versus the prior year. Year-over-year changes in total sales, comparable store sales, and wireless sales all improved from July through September. Gross margin declined 300 basis points primarily due to an aggressive inventory clearance sale.

“We made important progress during the third quarter to better position ourselves for the holiday selling season and the long term,” said David Edmondson, president and chief executive officer. “We made aggressive moves on inventory and finished deploying operating procedures which will improve the customer experience in our stores. We also finalized long-term wireless agreements and returned value to shareholders through an overnight share repurchase transaction which better positions us as a corporation.”

In the third quarter of 2005, total wireless sales were up 15% due to growth in RadioShack’s kiosk channel offset by a decline in wireless sales in its company stores. Non-wireless sales were up 5% due to gains in personal electronics and services. The company leveraged selling, general and administrative expenses (SG&A) as a percent of sales by 24 basis points.

RadioShack announced fiscal year 2005 diluted earnings per share guidance of $2.14 to $2.24. The new annual guidance includes the $0.38 impact of the non-recurring tax gain, as well as other factors which impacted the third quarter. The guidance is predicated upon a number of year-over-year assumptions.

“Our outlook for the fourth quarter reflects accelerated comparable store sales driven primarily by rapidly growing categories which tend to carry lower gross margins than the company average,” Edmondson said.

The company also anticipates decelerating SG&A growth due to fewer year-over-year kiosk additions in the fourth quarter versus last year when RadioShack launched over 500 kiosks.

In addition, RadioShack anticipates 2005 free cash flow (1) of approximately $80 million to $100 million. The figures are lower than those projected earlier this year due primarily to new expectations for changes in inventory.

Today at 9:00 a.m. ET, management will host a conference call for interested investors followed by a question and answer period. The public is invited to listen to the call live on the Internet at www.radioshackcorporation.com on the Investor Relations page. The call will be replayed on the web site until December 31, 2005 at 11:59 p.m. ET.

Statements made in this news release which are forward-looking involve risks and uncertainties and are indicated by words such as “expectations,” “anticipates” and other similar words or phrases. These uncertainties include, but are not limited to, our wireless carrier transition, economic conditions, product demand, competitive products and pricing, availability of products, the regulatory environment and other risks indicated in filings with the SEC such as RadioShack’s most recent Forms 10-K and 10-Q.

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a growing provider of a variety of retail support services. The company operates through a vast network of sales channels, including: nearly 7,000 company and dealer stores; over 100 RadioShack locations in Mexico; and more than 700 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within an estimated five minutes of where 94 percent of all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.

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(1)    Free cash flow, a non-GAAP measure, is defined as net cash from operating activities minus additions to property, plant and equipment (a.k.a. capital expenditures) minus dividends paid.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Increase/ (Decrease)	Nine Months Ended September 30,		Increase/ (Decrease)
	2005	2004	2005 vs 2004	2005	2004	2005 vs 2004
Net sales and operating revenues	$1,194.7	$1,101.5	$93.2	$3,409.8	$3,247.9	$161.9
Cost of products sold	626.6	544.7	81.9	1,721.3	1,598.5	122.8

Gross profit	568.1	556.8	11.3	1,688.5	1,649.4	39.1

Operating expenses:
Selling, general and administrative	447.5	415.2	32.3	1,329.4	1,230.3	99.1
Depreciation and amortization	31.7	24.4	7.3	91.6	73.3	18.3

Total operating expenses	479.2	439.6	39.6	1,421.0	1,303.6	117.4

Operating income	88.9	117.2	(28.3)	267.5	345.8	(78.3)

Interest income	1.2	1.7	(0.5)	4.8	5.9	(1.1)
Interest expense	11.7	6.5	5.2	30.4	21.0	9.4
Other income, net	—	—	—	10.2	2.0	8.2

Income before income taxes	78.4	112.4	(34.0)	252.1	332.7	(80.6)
Provision / (benefit) for income
taxes	(30.1)	42.7	(72.8)	36.3	126.4	(90.1)

Net income	$108.5	$69.7	$38.8	$215.8	$206.3	$9.5

Net income per share:
Basic	$0.76	$0.44	$0.32	$1.42	$1.28	$0.14

Diluted	$0.75	$0.43	$0.32	$1.41	$1.26	$0.15

Shares used in computing net
income per share:
Basic	143.4	160.0	(16.6)	152.5	161.6	(9.1)

Diluted	143.9	161.0	(17.1)	153.2	163.1	(9.9)

Shares outstanding	134.6	158.8	(24.2)

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)

	Sept. 30, 2005	Dec. 31, 2004	Sept. 30, 2004
Assets
Cash and cash equivalents	$47.4	$437.9	$384.8
Accounts and notes receivable, net	227.8	241.0	158.0
Inventories, net	1,162.5	1,003.7	1,032.0
Other current assets	101.7	92.5	92.0

Total current assets	1,539.4	1,775.1	1,666.8
Property, plant and equipment, net	674.7	652.0	599.0
Other assets, net	95.2	89.6	75.0

Total assets	$2,309.3	$2,516.7	$2,340.8

Liabilities and Stockholders' Equity
Short-term debt, including current maturities of long-term debt	$381.7	$55.6	$85.3
Accounts payable	484.9	442.2	466.2
Accrued expenses	281.1	342.1	270.1
Income taxes payable	21.8	117.5	115.9

Total current liabilities	1,169.5	957.4	937.5
Long-term debt, excluding current maturities	501.6	506.9	508.9
Other non-current liabilities	136.7	130.3	80.9

Total liabilities	1,807.8	1,594.6	1,527.3
Stockholders' equity	501.5	922.1	813.5

Total liabilities and stockholders' equity	$2,309.3	$2,516.7	$2,340.8

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine months ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$215.8	$206.3
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	91.6	73.3
Other items	3.3	11.3
Changes in operating assets and liabilities:
Receivables	13.2	24.7
Inventories	(158.8)	(265.5)
Other current assets	(8.0)	(9.7)
Accounts payable, accrued expenses and income taxes payable	(134.3)	43.6

Net cash provided by operating activities	22.8	84.0

Cash flows from investing activities:
Additions to property, plant and equipment	(124.5)	(164.1)
Proceeds from sale of property, plant and equipment	2.8	2.4
Other investing activities	(9.9)	(11.4)

Net cash used in investing activities	(131.6)	(173.1)

Cash flows from financing activities:
Purchases of treasury stock	(647.9)	(206.3)
Sales of treasury stock to employee stock plans	22.9	27.3
Proceeds from exercise of stock options	17.0	41.7
Changes in short-term borrowings, net	326.4	16.1
Repayments of long-term borrowings	(0.1)	(39.6)

Net cash used in financing activities	(281.7)	(160.8)

Net decrease in cash and cash equivalents	(390.5)	(249.9)

Cash and cash equivalents, beginning of period	437.9	634.7

Cash and cash equivalents, end of period	$47.4	$384.8

1 Free cash flow, a non-GAAP measure, is defined as net cash from operating activities minus additions to property, plant and equipment (a.k.a. capital expenditures) minus dividends paid.